Exhibit 23.3

Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong Tel +852 3923 1111 Fax +852 3923 1100 Email HongKong@loeb.com	樂博律師事務所有限法律責任合夥 香港中環康樂廣場1號 怡和大廈2206-19室 電話 +852 3923 1111 傳真 +852 3923 1100 電郵 HongKong@loeb.com

April 21, 2025

VS MEDIA Holdings Limited

6/F, KOHO

75 Hung To Road

Kwun Tong, Hong Kong

Ladies and Gentlemen,

Re:	VS MEDIA Holdings Limited

We have acted as counsel to VS MEDIA Holdings Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an offering of a minimum of $5,000,000 of Class A ordinary shares and a maximum of $15,000,000 of Class A ordinary shares of no par value, of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP